UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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CHROMADEX CORPORATION
(Name of Registrant as Specified in its Charter)

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10005 Muirlands Blvd.
Suite G
Irvine, CA 92618

Dear Stockholder:

Our annual meeting of stockholders will be held at our headquarters, 10005 Muirlands Blvd., Suite G, Irvine, California 92618, at 11:00 a.m., local time, on Tuesday, August 28, 2012.  The formal meeting notice and our proxy statement for the meeting are attached.

Each of the proposals to be presented at the annual meeting is described in the accompanying proxy statement. We urge you to carefully review the proxy statement which discusses each of the proposals in more detail.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy card in the postage-paid envelope enclosed for that purpose. Returning your completed proxy will ensure your representation at the annual meeting.

We look forward to seeing you on August 28, 2012.

Sincerely yours,

MICHAEL BRAUSER
Co-Chairman of the Board of Directors

July 27, 2012

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on August 28, 2012:

The proxy statement and annual report to security holders are available at
http://investors.chromadex.com/

CHROMADEX CORPORATION

10005 Muirlands Blvd.
Suite G
Irvine, CA  92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 28, 2012

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2012 annual meeting of stockholders of ChromaDex Corporation, a Delaware corporation (the “Company”), will be held at 11:00 a.m., local time, on Tuesday, August 28, 2012, at the Company’s headquarters located at 10005 Muirlands Blvd., Suite G, Irvine, California 92618, for the following purposes:

1.
To elect nine directors to hold office until the next annual meeting of stockholders and thereafter until their successors have been elected and qualified.  Our nine nominees are: Michael Brauser,  Barry Honig,  Frank L. Jaksch Jr.,  Stephen Block,  Reid Dabney,  Hugh Dunkerley,  Mark S. Germain,  Glenn L. Halpryn and Dr. Curtis A. Lockshin;

2.	To ratify the appointment of McGladrey, LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012;

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers;

4.	To recommend, on an advisory basis, the frequency with which the Company should conduct future stockholder advisory votes on named executive officer compensation; and

5.	To transact any other business that may properly come before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of the proposals. Stockholders of record at the close of business on July 20, 2012, are entitled to vote at the annual meeting and any postponement or adjournment thereof.

All stockholders are cordially invited to attend the annual meeting in person. To ensure your representation at the annual meeting, you are urged to mark, sign, date and return the enclosed proxy card promptly in the postage-paid envelope enclosed for that purpose. Any stockholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

By Order of the Board of Directors,

THOMAS C. VARVARO
Secretary

Irvine, California
July 27, 2012

PROXY STATEMENT
_______________

ANNUAL MEETING OF STOCKHOLDERS
OF CHROMADEX CORPORATION
TO BE HELD AUGUST 28, 2012
_______________

INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement contains information related to the annual meeting of stockholders of ChromaDex Corporation, a Delaware corporation (the “Company,” “we,” “us,” or “our”) which will be held on Tuesday, August 28, 2012 at our headquarters located at 10005 Muirlands Blvd., Suite G, Irvine, California 92618, or at any adjournment or postponement thereof.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote upon the following matters:

•    To elect nine directors to our Board of Directors;

•    To ratify the appointment of McGladrey, LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012;

•    To approve, on an advisory basis, the compensation of our named executive officers;

•    To recommend, on an advisory basis, the frequency with which we should conduct future stockholder advisory votes on named executive officer compensation; and

•   To transact any other business that may properly come before the annual meeting.

We sent you these proxy materials because our Board of Directors (the “Board”) is requesting that you allow your shares of our common stock to be represented at the meeting by the proxyholders named in the enclosed proxy card. This proxy statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission (the “SEC”), and that is designed to assist you in voting your shares. We began mailing these proxy materials on or about July 27, 2012 to all stockholders of record at the close of business on July 20, 2012.

Who is entitled to vote at the annual meeting?

Holders of record of our common stock at the close of business on July 20, 2012 are entitled to vote at the annual meeting. As of July 20, 2012, there were 92,444,548 shares of our common stock outstanding. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the annual meeting.

Your vote is important.  Stockholders can vote in person at the annual meeting or by proxy. If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted “For”, “Against” or “Abstain” with respect to each of the other proposals.

What votes are needed to hold the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum for the transaction of business at the annual meeting. If you have returned a valid proxy or attend the meeting in person, your outstanding shares of common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the annual meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting who will also determine whether or not a quorum is present. For purposes of determining whether a quorum is present, abstentions and “broker non-votes,” if any, will be counted as present.

How does the Board recommend that I vote on the proposals?

If no instructions are indicated on your valid proxy, the proxyholders will vote in accordance with the recommendations of the Board. The Board recommends a vote:

•	“FOR” each of the nominees for director listed in this proxy statement;

•	“FOR” the ratification of the appointment of McGladrey, LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012;

•
“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as described in the compensation discussion and analysis, the compensation tables, and the related disclosures contained in this proxy statement; and

•	“FOR” approval of a two-year frequency for holding an advisory vote on executive compensation.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the proxyholders will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

We expect that your broker will have discretionary authority to vote your shares on the proposal for the ratification of McGladrey, LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012 (Proposal No. 2), based on this proposal being a routine matter, but not on any of the other proposals, all of which are non-routine matters.  Brokers holding shares beneficially owned by their clients no longer have the ability to cast votes with respect to non-routine matters unless they have received instructions from the beneficial owner of the shares.  As a result, if you do not provide specific voting instructions to your record holder, that record holder will not be able to vote on any proposal but Proposal No. 2.  It is therefore important that you provide voting instructions to your broker if your shares are held by a broker so that your vote with respect to all proposals but Proposal No. 2.

Can I change my vote after I have mailed my signed proxy card?

There are three ways in which you can change your vote before your proxy is voted at the annual meeting. First, you can send our secretary a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the annual meeting and vote in person. Your attendance at the annual meeting will not, however, by itself revoke your proxy. If you hold your shares in “street name” and have instructed your broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change those instructions.

What vote is required to approve each proposal?

Election of Directors. Directors are elected by a plurality of the votes present in person or represented by proxy. This means that the nine individuals nominated for election to the Board who receive the most votes will be elected.

Ratification of McGladrey, LLP.  The ratification of McGladrey, LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the subject matter.

Approval of Executive Compensation.  The approval of the advisory vote on executive compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the subject matter.

Recommendation of frequency of future advisory votes.  The recommendation of the frequency with which we should conduct future stockholder advisory votes on named executive officer compensation will be approved based on which of the choices receives the most votes.

What is the effect of abstentions and broker non-votes?

Abstentions with respect to the election of directors and the frequency vote will have no effect on the outcome of the vote. Abstentions with respect to each of the other proposals will have the same effect as an AGAINST vote. Abstentions will be counted for the purpose of determining a quorum at the Annual Meeting.

Matters subject to stockholder vote are classified as “routine” or “non-routine.” In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received voting instructions from the beneficial owner (“Broker Non-Votes”), whereas they may vote those shares in their discretion in the case of any routine matter. Broker Non-Votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the numbers of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Proposals 1, 3 and 4 are non-routine matters, but the ratification of the appointment of the independent registered public accounting firm is a routine matter. Thus, Broker Non-Votes will be counted for the purpose of determining a quorum at the Annual Meeting, but will not affect the outcome of any proposal being voted on at the Annual Meeting. Therefore, it is important that you complete and return your proxy early so that your vote may be recorded.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting, who also will determine whether a quorum is present.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Board currently consists of nine members, eight of whom are independent within the meaning of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. On October 14, 2011, the Board appointed each of Michael Brauser, Barry Honig and William Spengler as directors.  Immediately prior to the appointment of each of Messrs. Brauser, Honig and Spengler, the Board adopted a resolution increasing the size of the Board from seven directors to ten directors.  Following such action, three vacancies existed on the Board, which Messrs. Brauser, Honig and Spengler were appointed to fill.  On February 7, 2012, the Board appointed Jeffrey Himmel, our then Chief Executive Officer, as a director.  Immediately prior to the appointment of Mr. Himmel the Board adopted a resolution increasing the size of the Board from ten directors to eleven directors.  On February 13, 2012, William Spengler ceased serving in all positions held with the Company and on February 17, 2012, Mr. Spengler resigned from his position as a director of the Company.  On June 11, 2012, Mr. Himmel voluntarily resigned from all the positions he held with the Company, including as a member of our Board.  On June 11, 2012, Mr. Jaksch was appointed as our Chief Executive Officer and President.

We are proposing to elect all nine existing Board members. Consequently, at the annual meeting, a total of nine directors will be elected to hold office until the 2013 annual meeting of stockholders and until their successors have been elected and qualified.

Unless otherwise instructed, the proxyholders will vote the proxies received by them for the ten nominees named below. If any of our nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. It is not presently expected that any of the nominees named below will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in a manner to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxyholders.

Board of Directors Nominees, Qualifications and Diversity

Pursuant to its charter, the Nominating and Corporate Governance Committee met in May 2012 to consider the knowledge, experience, integrity and judgment of possible candidates for nomination as members of the Board of Directors of the Company.  The Committee focused on factors including: broad-based skill-sets and experiences; leadership; proven ability to exercise sound judgment; prominence and reputation in the candidate’s profession; global business and social perspective; concern for the long-term interests of the Company’s stockholders and personal values.  In addition, the Committee considered the potential contribution to the diversity of backgrounds, experience and competencies which the Company and its stockholders desire to have represented on the Board of Directors and the ability of the candidate to devote sufficient time and effort to his duties as a director.  The Committee reviews, at least annually, the size, structure and membership of the Board of Directors and its underlying committees.  In conducting its review, the Committee considers the contributions of existing directors and the overall needs of the Company.  In assessing the abilities necessary to meet the overall needs of the Company, the experience and skill-set of the directors taken as a whole is reviewed to ensure such needs are met. The experiences required to be reflected by the Board as a whole for the Company include financial expertise, an understanding of the industries in which the Company operates, experience as a director of other public companies, marketing and sales experience, scientific expertise, exposure to mergers and acquisitions, international business experience, as well as independence and diversity.  Listed below are the biographical summaries and ages as of the date hereof of individuals nominated for election as directors as well as information about each individual’s qualification and experience that contributes to the overall needs of the Board as determined by the Nominating and Corporate Governance Committee:

Michael H. Brauser, 56, has served as Co-Chairman of the Board since October 2011 and served on the Compensation Committee of the Company from May 2010 to March 2011.  Mr. Brauser has been the manager of, and an investor with, Marlin Capital Partners, LLC, a private investment company, since 2003. From 1999 to 2002, he served as president and chief executive officer of Naviant, Inc. (eDirect, Inc.), an internet marketing company. He also was the founder of Seisant, Inc. (eData.com, Inc.). Mr. Brauser served as co-chairman of the board of directors of InterCLICK (ICLK) from 2007 to 2011.  The Nominating and Corporate Governance Committee believes that Mr. Brauser’s past experience as co-chairman of the board of directors of ICLK and as a manager of an investment company bring extensive business and management expertise to the Board.

Barry Honig, 41, has served as Co-Chairman of the Board since October, 2011.  Mr. Honig is a specialist in corporate finance and structuring. He served as chairman of ICLK, a $150 million NASDAQ company from 2007 to 2011.  Since 2003, Mr. Honig has served as a consultant to numerous emerging growth companies in all stages of the corporate lifecycle from startup through IPO/APO. His expertise includes capital restructuring, debt financing, capital introductions, and mergers and acquisitions. Since 2004, Mr. Honig has served as president and founder of GRQ Consultants Inc., an investor in, and consultant to, early stage companies. From 1998 to 2001, Mr. Honig worked at Ramius Capital trading in distressed equities, arbitrage, long/short and other specialized trading strategies. The Nominating and Corporate Governance Committee believes that Mr. Honig’s past experience as co-chairman of the board of directors of ICLK and as a consultant to numerous emerging growth companies bring extensive business and management expertise to the Board.

Frank L. Jaksch Jr., 43, is a co-founder of the Company and has served as a member of Board since 2000.  Mr. Jaksch served as Chairman of the Board from 2010 to 2011 and was its Co-Chairman from 2000 to 2010.  Mr. Jaksch currently serves as our Chief Executive Officer, President and Chief Scientific Officer. Mr. Jaksch oversees research, strategy and operations for the Company with a focus on scientific and novel products for pharmaceutical and nutraceutical markets.  From 1993 to 1999, Mr. Jaksch served as International Subsidiaries Manager of Phenomenex, a life science supply company where he managed the international subsidiary and international business development divisions.  Mr. Jaksch earned a B.S. in Chemistry and Biology from Valparaiso University. The Nominating and Corporate Governance Committee believes that Mr. Jaksch’s years of experience working in chemistry-related industries, his extensive sales and marketing background, and his knowledge of international business bring an understanding of the industries in which the Company operates as well as scientific expertise to the Board.

Stephen A. Block, 67, has been a director of the Company since 2007 and Chair of the Compensation Committee and a member of the Audit Committee since 2007.  From May 2010 to October 2011, Mr. Block served as Lead Independent Director to the Board. Mr. Block is also a director and chair of the nominating and corporate governance committee and a member of the audit committee of Senomyx, Inc., a public biotech company.  He has served on the board of directors of Senomyx, Inc. since 2005 He also serves as a director of Masher Media, Inc., or which he was also a co-founder. Until December 2011, he also served as the chairman of the board of directors of Blue Pacific Flavors and Fragrances, Inc., and, until March 2012, as a director of Allylix, Inc. He served on the boards of directors of these privately held companies since 2007, 2008, and 2009, respectively.  Mr. Block retired as senior vice president, general counsel and secretary of International Flavors and Fragrances Inc., a leading creator, manufacturer and seller of flavors and fragrances (IFF) in December 2003, having been IFF’s chief legal officer since 1993. During his eleven years at IFF he also led the company’s Regulatory Affairs Department. Prior to 1993, Mr. Block served as senior vice president, general counsel, secretary and director of GAF Corporation, a company specializing in specialty chemicals and building materials, and its publicly traded subsidiary International Specialty Products Inc., held various management positions with Celanese Corporation, a company specializing in synthetic fibers, chemicals and plastics, and practiced law with the New York firm of Stroock & Stroock & Lavan.  Mr. Block currently serves as an industry consultant and as a member of the executive committee of the Orange County network of Tech Coast Angels, a leading angel investing group, and as a managing director of Venture Farm LLC, an early stage venture capital firm. Mr. Block received his B.A. cum laude in Russian Studies from Yale University and his law degree from Harvard Law School.  The Nominating and Corporate Governance Committee believes that Mr. Block’s experience as the chief legal officer of one of the world’s leading flavor and fragrance companies contributes to the Board’s understanding of the flavor industry, including the Board’s perspective on the strategic interests of potential collaborators, the regulation of the industry, and the viability of various commercial strategies. In addition, Mr. Block’s experience in the area of corporate governance and public company financial reporting is especially valuable to the Board in his capacity as a member of both the Audit Committee and the Compensation Committee.

Reid Dabney, 60, has served as a director of the Company and has chaired the Audit Committee since October 2007.  Mr. Dabney is the Company’s audit committee financial expert.  Since November 2008, he has also served as a managing director of Monarch Bay Associates, LLC. From March 2005 to November 2008, Mr. Dabney served as Cecors, Inc.'s (CEOS.OB) (a Software As A Service (SaaS) technology provider's) senior vice president and chief financial officer. From July 2003 to November 2005, Mr. Dabney was engaged by CFO911 as a business and financial consultant. From January 2003 to August 2004, Mr. Dabney served as vice president of National Securities, a broker-dealer firm specializing in raising equity for private operating businesses that have agreed to become public companies through reverse merger transactions with publicly traded shell companies. From June 2002 to January 2003, Mr. Dabney was the chief financial officer of House Ear Institute in Los Angeles, California.  Mr. Dabney received a B.A. from Claremont McKenna College and an M.B.A. in Finance from the University of Pennsylvania's Wharton School. Mr. Dabney also holds Series 7, 24 and 63 licenses from the Financial Industry Regulatory Authority (FINRA). The Nominating and Corporate Governance Committee believes that Mr. Dabney's experience as chief financial officer of a public company and his extensive experience dealing with financial markets qualify him to chair the Audit Committee and that Mr. Dabney brings financial, merger and acquisition experience, and a background working with public marketplaces to the Board.

Hugh Dunkerley, 38, has served as a director of the Company since December 2005 and has served on the Nominating and Governance Committee since 2007 and on the Compensation Committee since May 2010. From October 2002 to December 2005, Mr. Dunkerley served as Director of Corporate Development at ChromaDex.  Since April 2011, Mr. Dunkerley has been an executive vice president, Capital Markets of COR Capital LLC, an investment fund based in Santa Monica, CA. He is a director, secretary and sits on the compensation committee for COR Securities Holdings, Inc., the parent company of Legent Clearing LLC, a national clearing and settlements firm.  Mr. Dunkerley was a Manager of Capital Markets for the FDIC, Division of Resolutions and Receiverships, from February 2009 to March 2011 where he was active in implementing the Dodd-Frank Wall Street Reform Act, along with the oversight of securities and derivatives portfolios for large money center banks. He was president and chief executive officer of Cecors, Inc. (OTCBB:CEOS.OB), a Software As A Service (SaaS) technology provider, from October, 2007 to February, 2009. He had served as Cecor's chief operating officer from June 2007 to October, 2007 and as vice president of corporate finance from June 2006 to June 2007. From January 2006 to July 2006, Mr. Dunkerley served as vice president of Small-Mid Cap Equities at Hunter Wise Financial Group, LLC, specializing in investment banking advisory services to US and EU companies.  Mr. Dunkerley received his undergraduate degree from the University of Westminster, London and earned a MBA from South Bank University, London. Mr. Dunkerley also holds Series 7 and 66 licenses from FINRA. The Nominating and Corporate Governance Committee believe that Mr. Dunkerley's experience as the chief executive officer of a public company and his extensive financial market experience qualify him to sit on the Nominating and Corporate Governance Committee and the Compensation Committee and that Mr. Dunkerley brings financial and mergers and acquisitions experience, and experience with public marketplaces and regulatory oversight to the Board. His previous experience as an employee of the Company also allows him to provide a unique perspective of and extensive knowledge on the industries in which the Company operates.

Mark S. Germain, 61, is a co-founder of the Company and has served on the Nominating and Corporate Governance since May 2010. He served on the Audit Committee from October 2007 to May 2010, and as Co-Chairman of the Board from 2000 to 2010.  Mr. Germain has extensive experience as a merchant banker in the biotech and life sciences industries. He has been involved as a founder, director, chairman of the board of directors of, and/or investor in over twenty companies in the biotech field, and assisted many of them in arranging corporate partnerships, acquiring technology, entering into mergers and acquisitions, and executing financings and going public transactions. He was a partner in a New York law firm practicing corporate and securities law until 1986. Between 1986 and 1991, he served businesses in senior executive capacities, including as president of a public company sold in 1991.  Mr. Germain is currently a director of the following publicly traded companies: Omnimmune Holdings, Inc. (OTCBB: OMMHE.OB), a biotechnology company, Stem Cell Innovations, Inc. (OTC:SCLL.PK), a cell biology company, Collexis Holdings, Inc. (OTC:CLXS.PK), a developer of semantic search and knowledge discovery software, and Pluristem Therapeutics, Inc. (NASDAQ:PSTI), a bio-therapeutics company.  During the past five years, Mr. Germain also served as a board member of two publicly traded companies, Reis, Inc. (NASDAQ: REIS), a commercial real estate market information provider, and Intellect Neurosciences, Inc. (OTCBB: ILNS.OB), a biopharmaceutical company. He is also a co-founder and director of a number of private companies in the biotechnology field.  He graduated from New York University School of Law, Order of the Coif, in 1975.  The Nominating and Corporate Governance Committee believes that Mr. Germain’s past experience as the president of a public company and as the board member of other public companies bring financial expertise, industry knowledge, and merger and acquisition experience to the Board.

Glenn L. Halpryn, 51, has served as Chairman of the Nominating and Corporate Governance Committee and has served on the Audit Committee since May 2010.  Mr. Halpryn has been the chief executive officer and a director of Transworld Investment Corporation, a private investment company, since June 2001.  Mr. Halpryn currently serves as a director of Sorrento Therapeutics (OTCBB:SRNE.OB), a biopharmaceutical company, Castle Brands Inc. (AMEX:ROX), a developer and international marketer of premium branded spirits, and SearchMedia Holdings Limited (AMEX:IDI), a China-based billboard and in-elevator advertising company.  From September 2008 until May 2010, Mr. Halpryn also served as a director of Winston Pharmaceuticals, Inc. (OTCBB: WPHM.OB), a pharmaceutical company specializing in skin creams and pain medications.  From October 2002 to September 2008, Mr. Halpryn served as a director of Ivax Diagnostics, Inc. (AMEX:IVD). Mr. Halpryn served as chairman of the board of directors and chief executive officer of Orthodontix, Inc. (now Protalix Bio Therapeutics, Inc.) (AMEX:PLX) from April 2001 to December 2006.  From April 1988 to June 1998, Mr. Halpryn was vice chairman of Central Bank, a Florida state-chartered bank.  Since June 1987, Mr. Halpryn has been the president of and a beneficial owner of United Security Corporation, a broker-dealer registered with FINRA. The Nominating and Corporate Governance Committee believes that Mr. Halpryn’s past experience as the board member of other public companies bring financial expertise and industry knowledge to the Board.

Curtis A. Lockshin, PhD, 52, has served as a member of the Compensation Committee since March 2011. Since October, 2011, Dr. Lockshin has served as Vice President, Corporate R&D Initiatives of with OPKO Health, Inc.  Dr. Lockshin is an independent consultant who assists companies leveraging technological assets in the healthcare, biotechnology and security sectors.  From August 2002 to March 2003, Dr. Lockshin was Director of Discovery Biology at Beyond Genomics, Inc., a biopharmaceutical company focusing on drug discovery using biological approaches. Dr. Lockshin also served in various positions including Director of Discovery Biology & Informatics, Associate Director and Scientist at Sepracor, Inc. (now Sunovion Pharmaceuticals Inc.), a research-based pharmaceutical company that develops therapeutic products for the central nervous system and respiratory disorders, from June 1998 to July 2002. Since October 2009, Dr. Lockshin has served as a director of Sorrento Therapeutics, Inc. (OTCBB: SRNE), a biopharmaceutical company. From September 2008 to May 2010, Dr. Lockshin was a director of Winston Pharmaceuticals, Inc. (OTCBB: WPHM), a pharmaceutical company specializing in skin creams and paid medications. From July 2006 to December 2006, Dr. Lockshin served as a director of Orthodontix, Inc. (now Protalix Bio Therapeutics, Inc.) (AMEX: PLX), a biopharmaceutical company.  The Nominating and Corporate Governance Committee believes that Dr. Lockshin’s past experience as the board member of other public companies bring business and management expertise and industry knowledge to the Board.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Director Independence

Under the NASDAQ Stock Market Marketplace Rules, a director will only qualify as an independent director if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of Michael H. Brauser, Barry Honig, Stephen Block, Reid Dabney, Hugh Dunkerley, Mark S. Germain, Glenn L. Halpryn and Curtis Lockshin has no material relationship with our Company and is independent within the independence requirements of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Frank L. Jaksch Jr. does not meet the independence standards because he is the Chief Executive Officer of the Company.

Board Committees

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Other committees may be established by the Board from time to time. The following is a description of each of the committees and their composition.

Audit Committee.  Our Audit Committee currently consists of three directors: Messrs. Reid Dabney (Chairman), Stephen Block and Glenn L. Halpryn. The Board has determined that:

•    Mr. Dabney qualifies as an “audit committee financial expert,” as defined by the SEC in Item 407(d)(5) of Regulation S-K; and

•    all members of the Audit Committee (i) are “independent” under the independence requirements of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, Inc., (ii) meet the criteria for independence as set forth in the Exchange Act, (iii) have not participated in the preparation of our financial statements at any time during the past three years and (iv) are financially literate and have accounting and finance experience.

The designation of Mr. Dabney as an “audit committee financial expert” will not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our Audit Committee and our Board, and his designation as an “audit committee financial expert” will not affect the duties, obligations or liability of any other member of our Audit Committee or Board.

The Audit Committee is governed by a charter, which was adopted by the Board and is available on our website at www.chromadex.com under the tab “Investor Relations-Corporate Governance-Highlights.” Among other things, the charter calls upon the Audit Committee to:

•	oversee our auditing, accounting and control functions, including having primary responsibility for our financial reporting process;

•	monitor the integrity of our financial statements to ensure the balance, transparency and integrity of published financial information;

•	monitor our outside auditors’ independence, qualifications and performance;

•	monitor our compliance with legal and regulatory requirements; and

•	monitor the effectiveness of our internal controls and risk management system.

It is not the duty of the Audit Committee to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Our management is responsible for preparing our financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements. Our audit committee does, however, consult with management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the Audit Committee is responsible for retaining, evaluating and, if appropriate, recommending the termination of our independent registered public accounting firm and approving professional services provided by them.  The Audit Committee held five meetings during 2011.

Compensation Committee.  Our Compensation Committee currently consists of three directors: Messrs. Stephen Block (chairman), Hugh Dunkerley and Curtis Lockshin.  The Board has determined that:

• all members of the Compensation Committee qualify as “independent” under the independence requirements of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, Inc.;

• all members of the Compensation Committee qualify as “non-employee directors” under Exchange Act Rule 16b-3; and

• all members of the Compensation Committee qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee is governed by a charter, which was adopted by the Board and is available on our website at www.chromadex.com under the tab “Investor Relations-Corporate Governance-Highlights.” Among other things, our Compensation Committee determines the compensation of the Chief Executive Officer, reviews and approves compensation for all other executive officers as presented by the Chief Executive Officer, reviews and makes recommendations with respect to incentive compensation plans and equity-based plans, and provides oversight and guidance for compensation and benefit programs for all of our employees. The Compensation Committee does not use the services of any external consultant in determining either executive or director compensation. The Compensation Committee held three meetings during 2011.

Compensation Committee Interlocks and Insider Participation.  None of the members of our Compensation Committee is an officer or employee of our company.  None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one of more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee currently consists of three directors: Glenn L. Halpryn (chairman), Hugh Dunkerley and Mark Germain. The Board has determined that all members of the Nominating and Corporate Governance Committee qualify as “independent” under the independence requirements of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. The Nominating and Corporate Governance Committee is governed by a charter that was adopted by the Board and is available on our website at www.chromadex.com under the tab “Investor Relations-Corporate Governance-Highlights.”  Among other things, our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members and recommends to the Board the nominees for election to the Board. The Nominating and Corporate Governance Committee met twice during 2011.

Code of Conduct

The Board has established a corporate Code of Conduct which qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the code; and

•	accountability for adherence to the Code of Conduct.

Waivers to the Code of Conduct may be granted only by the Board. In the event that the Board grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within four business days on a Current Report on Form 8-K.

The Code of Conduct applies to all of the Company’s employees, including our principal executive officer, the principal financial and accounting officer, and all employees who perform these functions. A full text of our Code of Conduct is published on our website at www.chromadex.com under the tab “Investor Relations-Corporate Governance-Highlights.”  If we amend our Code of Conduct as it applies to the principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) or grant a waiver from any provision of the code of conduct to any such person, we shall disclose such amendment or waiver on our website at www.chromadex.com under the tab “Investor Relations-Corporate Governance-Highlights.”

Public Availability of Corporate Governance Documents

Our key corporate governance documents, including our Code of Conduct and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are:

•	available on our corporate website at www.chromadex.com; and

•	available in print to any stockholder who requests them from our corporate secretary.

Director Attendance

The Board held nine meetings during 2011. Each director attended at least 75% of Board meetings and meetings of the committees on which he served.

Board Qualification and Selection Process

The Nominating and Corporate Governance Committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees. However, the Nominating and Corporate Governance Committee does consider the knowledge, experience, integrity and judgment of potential candidates for nominations to the Board.  The Nominating and Corporate Governance Committee will consider persons recommended by stockholders for nomination for election as directors. The Nominating and Corporate Governance Committee will consider and evaluate a director candidate recommended by a stockholder in the same manner as a committee-recommended nominee. Stockholders wishing to recommend director candidates must follow the prior notice requirements as described under “Stockholder Proposals,” below.

Board Leadership Structure and Risk Oversight

The leadership of the Board is structured so that it is led by two non-executive co-chairmen, Michael H. Brauser and Barry Honig.  The Nominating and Corporate Governance Committee believes it is in the best interest of the Company to have two independent directors as co-chairmen of the Board considering past experience of Mr. Brauser and Mr. Honig, which include serving as co-chairmen of the board of directors of another public company and extensive business and management expertise in emerging growth companies.

The entire Board of Directors is responsible for oversight of our Company’s risk management process.  Management furnishes information regarding risk to the Board as requested.  The Audit Committee discusses risk management with the Company’s management and independent public accountants as set forth in the Audit Committee’s charter.  The Compensation Committee reviews the compensation programs of the Company to make sure economic incentives are tied to the long-term interests of the stockholders.  The Company believes that innovation and the building of long-term stockholder value are impossible without taking risks. We recognize that imprudent acceptance of risk and the failure to identify risks could be a detriment to stockholder value.  The executive officers of the Company are responsible for assessing these risks on a day-to-day basis and for how to best identify, manage and mitigate significant risks that the Company may face.

Communications to the Board

Stockholders interested in communicating with the Board or to specified individual directors may do so in writing to ChromaDex Corporation, 10005 Muirlands Blvd. Suite G, Irvine, CA. 92618; Attn: Thomas C. Varvaro, Secretary. These communications will be forwarded to the appropriate director or directors.

Stockholder Meeting Attendance

Directors are strongly encouraged to attend annual meetings of stockholders, but no specific policy exists regarding attendance by directors at such meetings.  For our annual meeting held on May 10, 2011, all seven directors who served on the Board at the time attended the meeting.

2011 DIRECTOR COMPENSATION

Non-employee directors currently receive an annual grant of options to buy our common stock upon reelection by the stockholders. These options are granted under the Second Amended and Restated 2007 Equity Incentive Plan of the Company, or the 2007 Plan. The number of options granted and the vesting schedule are determined by the Compensation Committee of the Board of Directors. The vesting schedule of the options awarded for the fiscal year ended December 31, 2011 is as follows: 8.333% of the options vest monthly.

The following table provides information concerning compensation of our directors who were directors for the fiscal year ended December 31, 2011. The compensation reported is for services as directors for the fiscal year ended December 31, 2011.

Summary Compensation Table

Name	Option Awards ($) (1)	All Other Compensation ($)	Total ($)

Michael H. Brauser (2)	-	-	-
Barry Honig (3)	-	-	-
Stephen Block (4)	49,189	7,000	56,189
Reid Dabney (5)	40,360	-	40,360
Hugh Dunkerley (6)	37,838	-	37,838
Mark S. Germain (7)	34,054	-	34,054
Glenn L. Halpryn (8)	41,621	-	41,621
Curtis Lockshin (9)	34,054	-	34,054
Frank L. Jaksch Jr. (10)	-	-	-
William F. Spengler (11)	-	-	-

(1)
The amounts in the column titled “Option Awards” above reflect the aggregate grant date fair value of stock option awards for the fiscal year ended December 31, 2011.  See Note 8 of the ChromaDex Corporation Consolidated Financial Report included in the Original Form 10-K for the year ended December 31, 2011 for a description of certain assumptions in the calculation of the fair value of the Company’s stock options.

(2)
Michael H. Brauser held an aggregate of 67,500 option awards as of December 31, 2011.  Mr. Brauser resigned from the Board on March 2, 2011, then was elected to Co-Chairman of the Board of Directors on October 14, 2011.

(3)	Barry Honig was elected to Co-Chairman of the Board of Directors on October 14, 2011.
(4)	Stephen Block held an aggregate of 547,500 option awards as of December 31, 2011.
(5)	Reid Dabney held an aggregate of 470,200 option awards as of December 31, 2011.
(6)	Hugh Dunkerley held an aggregate of 619,800 option awards as of December 31, 2011.
(7)	Mark S. Germain held an aggregate of 1,009,200 option awards as of December 31, 2011.
(8)	Glenn L. Halpryn held an aggregate of 165,000 option awards as of December 31, 2011.
Curtis Lockshin held an aggregate of 67,500 option awards as of December 31, 2011.
(10)	Frank L. Jaksch Jr. held an aggregate of 4,550,000 option awards as of December 31, 2011.
(11)
William F. Spengler held an aggregate of 2,059,932 option awards as of December 31, 2011.  Mr. Spengler resigned from the Board on February 17, 2012.  As a result, all of these options have been forfeited.

EXECUTIVE COMPENSATION

This section of the proxy statement explains our compensation for the persons who served as our Chief Executive Officer, President and Chief Financial Officer during our fiscal year ended December 31, 2011.

Executive Officers

All of our executive officers serve at the discretion of the Board. The persons listed below are our Chief Executive Officer (the principal executive officer), our President (a named executive officer) and our Chief Financial Officer (the principal financial officer) each of whom served during the year ended December 31, 2011 as our executive officers. On February 13, 2012, William F. Spengler, who served as President of the Company during the year ended December 31, 2011, ceased serving in all positions held with the Company.

Name	Age	Positions with our Company during the fiscal year 2011
Frank L. Jaksch Jr.	43	Chief Executive Officer
William F. Spengler	57	President
Thomas C. Varvaro	42	Chief Financial Officer, Treasurer and Secretary

The persons listed below are our executive officers as of the date hereof:

Name	Age	Positions with our Company as of July 27, 2012
Frank L. Jaksch Jr.	43	Chief Executive Officer, President and Chief Scientific Officer
Thomas C. Varvaro	42	Chief Financial Officer, Treasurer and Secretary

Biographical information regarding Frank L. Jaksch Jr., the Company’s Chief Executive Officer, President and Chief Scientific Officer, is set forth above under the heading “Election of Directors.” Listed below is biographical information for our other executive officer.

Thomas C. Varvaro, 42, has served as the Company’s Chief Financial Officer since 2004 and Secretary since 2006.  He also served as a director from 2006 until 2010.  Mr. Varvaro is responsible for overseeing all of Company’s operations including all aspects of accounting, information technology, inventory, distribution, and human resources management.  Mr. Varvaro has extensive process mapping and business process improvement skills, along with a solid information technology background that includes management and implementation experiences ranging from custom application design to enterprise wide system deployment.  Mr. Varvaro also has hands-on experience in integrating acquisitions and in new facility startups. In working with manufacturing organizations Mr. Varvaro has overseen plant automation, reporting and bar code tracking implementations. Mr. Varvaro also has broad legal experience in intellectual property (IP), contract and employment law.  From 1998 to 2004, Mr. Varvaro was employed by Fast Heat Inc., a Chicago, Illinois based Global supplier to the plastics, HVAC, packaging, and food processing industries, where he began as controller and was promoted to chief information officer and then chief financial officer during his tenure. During his time there Mr. Varvaro was responsible for all financial matters including accounting, risk management and human resources.  From 1993 to 1998, Mr. Varvaro was employed by Leaf Bakery, Inc., Chicago, Illinois, during its rise to becoming a national leader in specialty products. During his tenure Mr. Varvaro served in information technology and accounting roles, helping to shepherd the company from a single facility to national leader in specialty food products.  Mr. Varvaro has a B.S. in Accounting from University of Illinois, Urbana-Champaign and has been certified as a Certified Public Accountant.

Compensation Committee Report

Under the rules of the SEC, this Compensation Committee Report is not deemed to be incorporated by reference by any general statement incorporating this Annual Report by reference into any filings with the SEC.

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the following Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee

Stephen A. Block, Chairman

Hugh Dunkerley

Curtis A. Lockshin

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2011 should be read together with the compensation tables and related disclosures set forth below.

We believe our success depends on the continued contributions of our named executive officers. Personal relationships and experience are very important in our industry. Our named executive officers are primarily responsible for many of our critical business development relationships. The maintenance of these relationships is critical to ensuring our future success as is experience in managing these relationships. Therefore, it is important to our success that we retain the services of these individuals.

General Philosophy

Our overall compensation philosophy is to provide an executive compensation package that enables us to attract, retain and motivate executive officers to achieve our short-term and long-term business goals. The goals of our compensation program are to align remuneration with business objectives and performance, and to enable us to retain and competitively reward executive officers who contribute to the long-term success of the Company. We attempt to pay our executive officers competitively in order that we will be able to retain the most capable people in the industry. In making executive compensation and other employment compensation decisions, the Compensation Committee considers achievement of certain criteria, some of which relate to our performance and others of which relate to the performance of the individual employee. Awards to executive officers are based on achievement of Company and individual performance criteria.

The Compensation Committee will evaluate our compensation policies on an ongoing basis to determine whether they enable us to attract, retain and motivate key personnel. To meet these objectives, the Compensation Committee may from time to time increase salaries, award additional stock grants or provide other short and long-term incentive compensation to executive officers and other employees.

Compensation Program and Forms of Compensation

We provide our executive officers with a compensation package consisting of base salary, bonus, equity incentives and participation in benefit plans generally available to other employees. In setting total compensation, the Compensation Committee considers individual and company performance, as well as market information regarding compensation paid by other companies in our industry.  All executive officers have employment agreements that establish their initial base salaries and set pre-approved goals -- and minimum and maximum opportunities -- for the bonuses and equity incentive awards. Both the Compensation Committee and the Board have approved these agreements.

Base Salary. Salaries for our executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the industry for individuals of similar education and background to the executive officers being recruited. We also consider the individual’s experience, reputation in his or her industry and expected contributions to the Company. Base salary is regularly evaluated by competitive pay and individual job performance. In each case, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices. In some circumstances our executive officers have elected to take less than market salaries.  These salaries may be increased in the future to market conditions with a competitive base salary that is in line with his or her role and responsibilities when compared to peer companies of comparable size in similar locations.

Bonuses. We design our bonus programs to be both affordable and competitive in relation to the market. Our bonus program is designed to motivate employees to achieve overall corporate goals. Our programs are designed to avoid entitlements, to align actual payouts with the actual results achieved and to be easy to understand and administer.  The Compensation Committee and the executive officer, with input from the other executive officers, work together to identify targets and goals for the executive officer; however, the targets and goals themselves are established after deliberation by the Compensation Committee alone. Upon completion of the fiscal year, the Compensation Committee assesses the executive officer’s performance and, with input from management and the Board, determines the achievement of the bonus targets and the amount to be awarded within the parameters of the executive officer’s agreement with us subject to the impact paying such bonuses will have on the company’s financial position.

Equity-Based Rewards

We design our equity programs to be both affordable and competitive in relation to the market. We monitor the market and applicable accounting, corporate, securities and tax laws and regulations and adjust our equity programs as needed. Stock options and other forms of equity compensation are designed to reflect and reward a high level of sustained individual performance over time. We design our equity programs to align employees’ interests with those of our stockholders. The Compensation Committee and the executive officer, with input from the other executive officers, work together to identify targets and goals for the executive officer; however, the targets and goals themselves are established after deliberation by the Compensation Committee alone. Upon completion of the fiscal year, the Compensation Committee assesses the executive officer’s performance and, with input from management and the Board, determines the achievement of the vesting targets and the amount to be awarded within the parameters of the executive officer’s agreement with us.

Timing of Equity Awards

Only the Board may approve stock option grants to our executive officers, which grants are recommended to it by the Compensation Committee. Stock options are generally granted at predetermined meetings of the Board. On limited occasions, grants may occur upon unanimous written consent of the Board, which occurs primarily for the purpose of approving a compensation package for a newly hired or promoted executive under an employment agreement with the executive. The exercise price of a newly granted option is the average price of our common stock on the date of grant.

Benefits Programs

We design our benefits programs to be both affordable and competitive in relation to the market while conforming to local laws and practices. We monitor the market, local laws and practices and adjust our benefits programs as needed. We design our benefits programs to provide an element of core benefits, and to the extent possible, offer options for additional benefits, be tax-effective for employees in each country and balance costs and cost sharing between us and our employees.

Performance-Based Compensation and Financial Restatement

We have implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executives where such payments were predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement and have included this policy in the employment contracts with our executives.

Tax and Accounting Considerations

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next four most highly compensated executive officers, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that grants of equity awards under our Second Amended and Restated 2007 Equity Incentive Plan, or the 2007 Plan, may qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction, if applicable, in connection with such awards. In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). From time to time, however, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore our compensation committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Severance and Change in Control Arrangements

Several of our executives have employment and other agreements that provide for severance payment arrangements and/or acceleration of stock option vesting in the event of an acquisition or other change in control of our company. See “Employment and Consulting Agreements” below for a description of the severance and change in control arrangements for our named executive officers.

Role of Executives in Executive Compensation Decisions

The Board and our Compensation Committee generally seek input from our executive officers when discussing the performance of, and compensation levels for, executives. The Compensation Committee also works with our Chief Executive Officer and our Chief Financial Officer to evaluate the financial, accounting, tax and retention implications of our various compensation programs. None of our other executives participates in deliberations relating to his or her compensation.

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation earned by our Chief Executive Officer (the principal executive officer), our President (a named executive officer) and our Chief Financial Officer (the principal financial officer) each of whom served during the year ended December 31, 2011 as our executive officers. On February 13, 2012, William F. Spengler, who served as President of the Company during the year ended December 31, 2011, ceased serving in all positions held with the Company.

Name	Year	Salary		Bonus		Stock Awards (1)		Option Awards (2)		All Other Compen-sation	Total ($)
Frank L. Jaksch Jr.	2011	$225,000		-		-		$67,225	(3)	$1,788	$294,013
	2010	$211,635	(4)	-		-		$1,064,968	(5)	$1,788	$1,278,391
	2009	$183,750						$7,620	(6)	$1,788	$193,158
William F. Spengler	2011	$220,000		$87,500	(7)	-		$32,231	(8)	-	$339,731
	2010	$25,385	(9)	-		$1,270,429	(10)	$1,086,300	(11)	$25,000	$2,407,114
	2009	-		-		-		-		-	-
Thomas C. Varvaro	2011	$175,000		-		-		$53,780	(12)	-	$228,780
	2010	$162,654		-		-		$817,772	(13)	-	$980,426
	2009	$136,500		-		-		$5,715	(14)	-	$142,215

(1)
The amounts in the column titled “Stock Awards” above reflect the aggregate award date fair value of restricted stock awards.  See Note 8 of the ChromaDex Corporation Consolidated Financial Report included in the Original Form 10-K for the year ended December 31, 2011 for a description of certain assumptions in the calculation of the fair value of the Company’s restricted stock.

(2)
The amounts in the column titled “Option Awards” above reflect the aggregate grant date fair value of stock option awards for the fiscal year ended December 31, 2011 and the fiscal year ended January 1, 2011, respectively.  See Note 8 of the ChromaDex Corporation Consolidated Financial Report included in the Original Form 10-K for the year ended December 31, 2011 for a description of certain assumptions in the calculation of the fair value of the Company’s stock options.

(3)
On May 10, 2011, Frank L. Jaksch Jr. was granted options to purchase 125,000 shares of ChromaDex common stock at an exercise price of $1.54.  These options expire on May 10, 2021, and 25% of the options vest on May 10, 2012 and the remaining 75% vest 2.083% monthly thereafter.

(4)	Frank L. Jaksch Jr. was paid $1,048,555 in cash in 2010, which included unpaid compensation of $836,920 from years prior to 2009. This unpaid compensation was non-interest bearing.

(5)
On May 20, 2010, Frank L. Jaksch Jr. was granted options to purchase a total of 3,175,000 shares of ChromaDex common stock at an exercise price of $1.70. The options for the first 1,537,500 shares expire on May 20, 2015, and 33% of the options vest on May 20, 2011 and the remaining 67% vest 2.778% monthly thereafter. The options for the second 1,537,500 shares expire on May 20, 2015, and 33% of the options vest on May 20, 2011 and the remaining 67% vest 2.778% monthly thereafter. However, in addition, the exercisability of the second 1,537,500 shares is subject to the following restrictions related to the exercises of “Warrant Shares” issued in connection with a private placement of our securities that we consummated in 2010 (the “2010 Private Placement”): at any time that: (i) less than 25.0% of the Warrant Shares have been exercised, no options may be exercised; (ii) at least 25.0% but less than 49.9% of the Warrant Shares have been exercised, up to 25.0% of the options may be exercised, in aggregate; (iii) at least 50.0% but less than 74.9% of the Warrant Shares have been exercised, up to 50.0% of the options may be exercised, in aggregate; and (iv) at least 75.0% of the Warrant Shares have been exercised, 100.0% of the options may be exercised. The options for the last 100,000 shares expire on May 20, 2020, and 25% of the options vest on May 20, 2011 and the remaining 75% vest 2.083% monthly thereafter.

(6)
On May 13, 2009, Frank L. Jaksch Jr. was granted options to purchase 100,000 shares of ChromaDex common stock at an exercise price of $0.50.  These options expire on May 13, 2019, and 25% of the options vest on May 13, 2010 and the remaining 75% vest 2.083% monthly thereafter.

(7)	William F. Spengler received a bonus in the amount of $87,500 for achieving certain personal performance goals as set forth in 2011 Bonus Plan which has been approved by the Board.
(8)
On May 10, 2011, William F. Spengler was granted options to purchase 59,932 shares of ChromaDex common stock at an exercise price of $1.54.  These options expire on May 10, 2021, and 25% of the options vest on May 10, 2012 and the remaining 75% vest 2.083% monthly thereafter.  On February 13, 2012, William Spengler ceased serving in all positions held with the Company; as a result, these options have been forfeited.

(9)	William F. Spengler joined the Company on November 15, 2010.
(10)
On November 17, 2010, William F. Spengler purchased 1,000,000 restricted shares of ChromaDex common stock at a price equal to their par value, which is $0.001 per share. The restricted shares were to vest in full on November 15, 2013, provided that Mr. Spengler was then continuously employed and that the fair market value of the Company’s common stock at any time prior to November 15, 2013 had increased by at least three times the fair market value.  On February 13, 2012, William Spengler ceased serving in all positions held with the Company; as a result, these restricted shares have been cancelled.

(11)
On November 15, 2010, William F. Spengler was granted options to purchase a total of 2,000,000 shares of ChromaDex common stock at an exercise price of $1.65. The options for the first 1,000,000 shares expire on November 15, 2020, and 25% of the options vest on November 15, 2011 and the remaining 75% vest 2.083% monthly thereafter. The options for the second 1,000,000 shares expire on November 15, 2020, vest based the achievement of certain milestones established by the Company’s Compensation Committee. On February 13, 2012, William Spengler ceased serving in all positions held with the Company and these options have been forfeited.

(12)
On May 10, 2011, Thomas C. Varvaro was granted options to purchase 100,000 shares of ChromaDex common stock at an exercise price of $1.54.  These options expire on May 10, 2021, and 25% of the options vest on May 10, 2012 and the remaining 75% vest 2.083% monthly thereafter.

(13)
On May 20, 2010, Thomas C. Varvaro was granted options to purchase a total of 1,703,500 shares of ChromaDex common stock at an exercise price of $1.545. The options for the first 814,250 shares expire on May 20, 2020, and 33% of the options vest on May 20, 2011 and the remaining 67% vest 2.778% monthly thereafter. The options for the second 814,250 shares expire on May 20, 2020, and 33% of the options vest on May 20, 2011 and the remaining 67% vest 2.778% monthly thereafter. However, in addition, the exercisability of the second 814,250 shares is subject to the following restrictions related to the exercises of “Warrant Shares” issued in connection with the 2010 Private Placement: at any time that: (i) less than 25.0% of the Warrant Shares have been exercised, no options may be exercised; (ii) at least 25.0% but less than 49.9% of the Warrant Shares have been exercised, up to 25.0% of the options may be exercised, in aggregate; (iii) at least 50.0% but less than 74.9% of the Warrant Shares have been exercised, up to 50.0% of the options may be exercised, in aggregate; and (iv) at least 75.0% of the Warrant Shares have been exercised, 100.0% of the options may be exercised. The options for the last 75,000 shares expire on May 20, 2020, and 25% of the options vest on May 20, 2011 and the remaining 75% vest 2.083% monthly thereafter.

(14)
On May 13, 2009, Thomas C. Varvaro was granted options to purchase 75,000 shares of ChromaDex common stock at an exercise price of $0.50.  These options expire on May 13, 2019, and 25% of the options vest on Mary 13, 2010 and the remaining 75% vest 2.083% monthly thereafter.

Employment and Consulting Agreements

The material terms of employment agreements with the named executive officers previously entered into by the Company are described below.

Employment Agreement with Jeffrey Himmel

On February 7, 2012, we entered into an employment agreement (the “Himmel Employment Agreement”) with Mr. Himmel, pursuant to which, effective as of January 22, 2012, Mr. Himmel shall serve as our Chief Executive Officer until January 31, 2015, subject to renewal.  Pursuant to the terms of the Himmel Employment Agreement, Mr. Himmel shall receive an annual base salary equal to $360,000 per year, which is subject to a 5% increase on January 1st of each year during the term of the Himmel Employment Agreement and a one-time $50,000 increase upon our common stock becoming listed on either the Nasdaq Stock Market, the American Stock Exchange or the New York Stock Exchange.

Pursuant to the terms of the Himmel Employment Agreement, Mr. Himmel was issued (i) 100,000 shares of our restricted common stock; (ii) an option to purchase 1,000,000 shares of our common stock; and (iii) an option to purchase an additional 1,000,000 shares of our common stock.  All options issued to Mr. Himmel have a term of five years and an exercise price equal to the fair market value of our common stock on the date of such grant.  All options shall vest and become exercisable as follows: one third shall vest and become exercisable on the first anniversary of the grant, and the remaining two thirds of the options shall vest monthly over the twenty-four months following the first anniversary of the grant date.

Under the terms of the Himmel Employment Agreement, we sold Mr. Himmel an aggregate of 1,000,000 shares of our restricted common stock at a purchase price of $0.001 per share.  The shares will vest in full on February 1, 2015 provided that the Stock Performance Condition is met.  The “Stock Performance Condition” shall be met if at any time on or prior to February 1, 2015 the per share Fair Market Value (as defined in the Himmel Employment Agreement) is at least equal to $1.296, subject to adjustment.

Under the Himmel Employment Agreement, Mr. Himmel is entitled to receive an annual bonus if we meet or exceed certain criteria adopted by the Compensation Committee.  The “Target Bonus” for Mr. Himmel for 2012 shall be 100% of Mr. Himmel’s base salary upon substantially meeting the budgeted revenues and the budgeted EBITDA, and shall be paid pro-rata for performance in excess of such benchmarks, up to a maximum of 300% of Mr. Himmel’s base salary.

Upon the non-renewal or termination of Mr. Himmel’s employment (other than termination due to death or disability or for “Cause” or termination by Mr. Himmel without "Good Reason", as defined in the Himmel Employment Agreement), Mr. Himmel shall be entitled to receive two (2) weeks’ base salary for each full year of service, with a maximum payment equal to eight weeks’ base salary.  Additionally, if Mr. Himmel provides us with a standard form of separation, waiver and release agreement releasing us and our affiliates from any liability associated with the Himmel Employment Agreement, Mr. Himmel will also be entitled to receive (i) his base salary, as then in effect, until the later of (a) the expiration of the remaining portion of the Initial Term or Renewal Term, as the case may be (as defined in the Himmel Employment Agreement) or (b) the 12 month period commencing on the date Mr. Himmel is terminated; (ii) reimbursements for certain benefits Mr. Himmel was entitled to receive under the Himmel Employment Agreement; (iii) a lump sum equal to the product of (x) the maximum annual bonus which Mr. Himmel would have been otherwise entitled to receive and (y) the fraction in which the numerator is the number of calendar months in the Severance Period (as defined in the Himmel Employment Agreement) and the denominator of which is 12; and (iv) the vesting  of all outstanding options and other equity awards held by Mr. Himmel immediately prior to such termination, which shall become exercisable for such period of time indicated in such option or equity award ((i)-(iv) collectively, the “Separation Payment”).

Upon a Change of Control (as defined in the Himmel Employment Agreement), we will pay to Mr. Himmel the Separation Payment without regard to whether Mr. Himmel continues in the employ of our company or our successor.

On June 11, 2012, Mr. Himmel ceased serving in all positions held with the Company.  On June 11, 2012, Mr. Himmel and the Company entered into a Separation and Release Agreement, a copy of which was attached to a Current Report on Form 8-K filed with the SEC on June 12, 2012.  Pursuant to this agreement Mr. Himmel was entitled to a lump sum payment of approximately $285,000 and all his options and unvested stock awards were cancelled. Mr. Himmel was permitted to retain the 100,000 restricted shares of common stock that were not subject to vesting conditions.

Employment Agreement with Frank L. Jaksch Jr.

On April 19, 2010, the Company entered into an Amended and Restated Employment Agreement (the “Amended Jaksch Agreement”) with Frank L. Jaksch Jr. The Amended Jaksch Agreement has a three year term, beginning on the date of the Agreement, that automatically renews unless the Amended Jaksch Agreement has been terminated in accordance with its terms. The Amended Jaksch Agreement provides for a base salary of $225,000 (subject to an increase of $50,000 in the event the Company’s common stock is listed on a stock exchange), and provides for an annual cash bonus (based on performance targets) of up to 40% of his base salary, and two option grants of 800,000 shares of Common Stock in aggregate. The option grants were awarded on May 20, 2010.

The severance terms of the Amended Jaksch Agreement provide that in the event Mr. Jaksch’s employment with the Company is terminated voluntarily by Mr. Jaksch, he will be entitled to any accrued but unpaid base salary, any stock vested through the date of his termination and a pro-rated portion of 40% of his salary (40% of his salary being the “Maximum Annual Bonus”) for the year of termination. In addition, if Mr. Jaksch leaves the Company for “Good Reason” he will also be entitled to severance equal to the Maximum Annual Bonus, and he will be deemed to have been employed for the entirety of such year. “Good Reason” means any of the following: (A) the assignment of duties materially inconsistent with those of other employees in similar employment positions, and Mr. Jaksch provides written notice to the Company within 60 days of such assignment that such duties are materially inconsistent with those duties of such similarly-situated employees and the Company fails to release Mr. Jaksch from his obligation to perform such inconsistent duties and to re-assign Mr. Jaksch to his customary duties within 20 business days after the Company’s receipt of such notice; or (B) if, without the consent of Mr. Jaksch, Mr. Jaksch’s normal place of work is or becomes situated more than 50 linear miles from Mr. Jaksch’s personal residence as of the effective date of the Amended Jaksch Agreement, or (C) a failure by the Company to comply with any other material provision of the Amended Jaksch Agreement which has not been cured within 60 days after notice of such noncompliance has been given by Mr. Jaksch to the Company, or if such failure is not capable of being cured in such time, a cure shall not have been diligently pursued by the Company within such 60 day period. Severance will then consist of 16 weeks of paid salary, unless Mr. Jaksch signs a release, in which case he will receive compensation equal to the lesser of the remainder of the term of the agreement, or up to 12 months paid salary.

In the event Mr. Jaksch’s employment terminates as a result of his death or disability, he, or his estate, as the case may be, will be entitled to his accrued but unpaid base salary, stock vested through the date of his termination and, notwithstanding any policy of the Company to the contrary, any annual bonus that would be due to him for the fiscal year in which termination pursuant to death or disability took place in an amount no less than the prorated portion of his Maximum Annual Bonus. At the option of the Board, Mr. Jaksch’s bonus will be either prorated or paid in full to him, or his estate, as the case may be, at the time he would have received such bonus had he remained an employee of the Company.

In the event that Mr. Jaksch is terminated by the Company for “Cause” (as defined in the Amended Jaksch Agreement) he will only be entitled to his accrued but unpaid base salary, and any stock vested through the date of his termination.

In the event that Mr. Jaksch is terminated due to “Cessation of Business”, (as defined in the Amended Jaksch Agreement) Mr. Jaksch will be entitled to a lump sum payment of base salary and an amount equal to the Maximum Annual Bonus, and continuation of health benefits until the earlier of the last to occur of the term or renewal term of the agreement or 12 months from the date of termination.

In the event the Company terminates Mr. Jaksch’s employment “without Cause”, Mr. Jaksch will be entitled to severance in the form of any stock vested through the date of his termination and continuation of his base salary for a period of eight weeks, or, if Mr. Jaksch enters into a standard separation agreement, Mr. Jaksch will receive continuation of base salary and health benefits, together with applicable fringe benefits as provided to other executive employees until the last to occur of the expiration of the term or renewal term then in effect or 24 months from the date of termination (the “Severance Period”), and he will receive his Maximum Annual Bonus if the Severance Period is equal to 24 months or a pro rata portion thereof if less, as well as the full vesting of any otherwise unvested stock.

Employment Agreement with William F. Spengler

On October 27, 2010, the Company entered into an Employment Agreement, which was amended on March 14, 2011, (the “Spengler Agreement”) with Mr. Spengler. The Spengler Agreement has a one-year term commencing on November 15, 2010, subject to one-year renewal terms. The Spengler Agreement provides that Mr. Spengler will receive a base salary of $220,000 and will be eligible for certain annual cash bonuses of up to 100% of his base salary (in aggregate) based upon the achievement of Company-wide and individual performance targets established by the Compensation Committee of the Company’s Board of Directors.

Mr. Spengler was also granted options to purchase a total of 2,000,000 shares of the Company’s common stock, with half of such shares to vest over a four-year vesting period and half to vest conditioned upon the achievement of performance targets established by the Compensation Committee of the Company’s Board of Directors. The Spengler Agreement also provided for the issuance of 1,000,000 shares of restricted Company common stock to be issued to Mr. Spengler at a purchase price of $0.001 per share, the stock’s par value. These restricted shares are subject to repurchase by the Company and will vest in full on November 15, 2013, subject to Mr. Spengler being continuously employed by the Company through such date and the fair market value of the Company’s common stock at any time prior to November 15, 2013 having increased by at least three times. The vesting of the stock options and restricted shares are subject to acceleration in the event of a change of control resulting in the termination of Mr. Spengler’s employment. In addition, the Spengler Employment Agreement provides for adjustments to the target price and vesting of the restricted shares, under certain circumstances, in the event of termination without “Cause” (as defined in the Spengler Agreement).

The severance terms of the Spengler Agreement provide that if Mr. Spengler is terminated by the Company for “Cause” or leaves without “Good Reason” (as defined in the Spengler Agreement), he will only be entitled to his accrued and unpaid base salary. If Mr. Spengler is terminated by the Company without “Cause” or terminates for “Good Reason” (as defined in the Spengler Agreement), Mr. Spengler is entitled to severance in the form of the continuation of his base salary for a period of two weeks for each completed year of service, or, if Mr. Spengler enters into a standard separation agreement, Mr. Spengler will receive continuation of his base salary and health benefits, together with applicable fringe benefits as provided to other executive employees, for 12 months from the date of termination.

In the event Mr. Spengler is terminated as a result of his death or disability, he will be entitled to his accrued and unpaid base salary and, notwithstanding any policy of the Company to the contrary, the prorated amount of any annual bonus that would be due to him for the fiscal year in which termination pursuant to death or disability took place. If Mr. Spengler is terminated due to a “Cessation of Business” (as defined in the Spengler Agreement), Mr. Spengler will be entitled to a lump-sum payment equal to 12 months of base salary.

On February 13, 2012, William Spengler ceased serving in all positions held with the Company.  On February 17, 2012, Mr. Spengler and the Company entered into the Separation and Release Agreement, a copy of which was attached to a Current Report on Form 8-K filed with the SEC on February 17, 2012.  Pursuant to this agreement Mr. Spengler was entitled to a lump sum payment of $310,000 and all his options and unvested stock awards were cancelled.

Employment Agreement with Debra Heim

On February 21, 2012, we entered into an employment agreement (the “Heim Employment Agreement”) with Ms. Heim, pursuant to which, effective as of January 22, 2012, Ms. Heim shall serve as our Chief Operating Officer and the President of our Consumer Products Division, until January 31, 2014, subject to renewal.  Pursuant to the terms of the Heim Employment Agreement, Ms. Heim shall receive an annual base salary equal to $225,000 per year, which is subject to a 5% increase on January 1st of each year during the term of the Heim Employment Agreement and a one-time $50,000 increase upon our common stock becoming listed on either the Nasdaq Stock Market, the American Stock Exchange or the New York Stock Exchange.

Pursuant to the terms of the Heim Employment Agreement, Ms. Heim was issued (i) 75,000 shares of our restricted common stock; (ii) an option to purchase 750,000 shares of our common stock; and (iii) an option to purchase an additional 750,000 shares of our common stock.  All options issued to Ms. Heim have a term of five years and an exercise price equal to the fair market value of our common stock on the date of such grant.  All options shall vest and become exercisable as follows: one third shall vest and become exercisable on the first anniversary of the grant, and the remaining two thirds of the options shall vest monthly over the twenty-four months following the first anniversary of the grant date.

Under the terms of the Heim Employment Agreement, we sold Ms. Heim an aggregate of 750,000 shares of our restricted common stock at a purchase price of $0.001 per share.  The shares will vest in full on February 1, 2015 provided that the Stock Performance Condition is met.  The “Stock Performance Condition” shall be met if at any time on or prior to February 1, 2015 the per share Fair Market Value (as defined in the Heim Employment Agreement) is at least equal to $1.296, subject to adjustment.

Under the Heim Employment Agreement, Ms. Heim is entitled to receive an annual bonus if we meet or exceed certain criteria adopted by the Compensation Committee.  The “Target Bonus” for Ms. Heim for 2012 shall be 100% of Ms. Heim’s base salary upon substantially meeting the budgeted revenues and the budgeted EBITDA, and shall be paid pro-rata for performance in excess of such benchmarks, up to a maximum of 300% of Ms. Heim’s base salary.

Upon the non-renewal or termination of the Heim’s employment (other than termination due to death or disability or for “Cause” or termination by Ms. Heim without "Good Reason", as defined in the Heim Employment Agreement), Ms. Heim shall be entitled to receive two (2) weeks’ base salary for each full year of service, with a maximum payment equal to eight weeks’ base salary. Additionally, if Ms. Heim provides us with a standard form of separation, waiver and release agreement releasing us and our affiliates from any liability associated with the Heim Employment Agreement, Ms. Heim will also be entitled to receive (i) her base salary, as then in effect, until the later of (a) the expiration of the remaining portion of the Initial Term or Renewal Term, as the case may be (as defined in the Heim Employment Agreement) or (b) the 12 month period commencing on the date Ms. Heim is terminated; (ii) reimbursements for certain benefits Ms. Heim was entitled to receive under the Heim Employment Agreement; (iii) a lump sum equal to the product of (x) the maximum annual bonus which Ms. Heim would have been otherwise entitled to receive and (y) the fraction in which the numerator is the number of calendar months in the Severance Period (as defined in the Heim Employment Agreement) and the denominator of which is 12; and (iv) the vesting of all outstanding options and other equity awards held by Ms. Heim immediately prior to such termination, which shall become exercisable for such period of time indicated in such option or equity award ((i)-(iv) collectively, the “Separation Payment”).

Upon a Change of Control (as defined in the Heim Employment Agreement), we will pay to Ms. Heim the Separation Payment without regard to whether Ms. Heim continues in the employ of our company or our successor.

On June 11, 2012, Ms. Heim ceased serving in all positions held with the Company.  On June 11, 2012, Ms. Heim and the Company entered into a Separation and Release Agreement, a copy of which was attached to a Current Report on Form 8-K filed with the SEC on June 12, 2012.  Pursuant to this agreement Ms. Heim was entitled to a lump sum payment of approximately $76,000 and all her options and unvested stock awards were cancelled. Ms. Heim was permitted to retain the 75,000 restricted shares of common stock that were not subject to vesting conditions.

 Employment Agreement with Thomas C. Varvaro

On April 19, 2010, the Company entered into an Amended and Restated Employment Agreement (the “Amended Varvaro Agreement”) with Thomas C. Varvaro. The Amended Varvaro Agreement has a three year term beginning on the date of the agreement that automatically renews unless the Amended Varvaro Agreement has been terminated in accordance with its terms. The Amended Varvaro Agreement provides for a base salary of $175,000 (subject to an increase of $50,000 in the event the Company’s common stock is listed on a stock exchange), and provides for an annual cash bonus (based on performance targets) of up to 30% of his base salary, and provides for two option grants of 400,000 shares of Common Stock in aggregate. The option grants were awarded on May 20, 2010.

The severance terms of the Amended Varvaro Agreement provide that in the event Mr. Varvaro’s employment with us is terminated voluntarily by Mr. Varvaro he will be entitled to any accrued but unpaid base salary, any stock vested through the date of his termination and a pro-rated portion of 30% of his salary (30% of this salary being the “Maximum Annual Bonus”) for the year of termination. In addition, if Mr. Varvaro leaves the Company for Good Reason he will also be entitled to severance equal to the Maximum Annual Bonus, and he shall be deemed to have been employed for the entirety of such year. “Good Reason” means any of the following: (A) the assignment of duties materially inconsistent with those of other employees in similar employment positions, and Mr. Varvaro provides written notice to the Company within 60 days of such assignment that such duties are materially inconsistent with those duties of such similarly-situated employees and the Company fails to release Mr. Varvaro from his obligation to perform such inconsistent duties and to re-assign Mr. Varvaro to his customary duties within 20 business days after the Company’s receipt of such notice; or (B) the termination of Frank Jaksch as the Company’s Chief Executive Officer either by the Company without “Cause” or by the Mr. Jaksch for “Good Reason,” and Mr. Varvaro provides written notice within 60 days of such termination, or (C) a failure by the Company to comply with any other material provision of the Amended Varvaro Agreement which has not been cured within 60 days after notice of such noncompliance has been given by Mr. Varvaro to the Company, or if such failure is not capable of being cured in such time, a cure will not have been diligently pursued by the Company within such 60 day period. Severance will then consist of 16 weeks of paid salary, unless Mr. Varvaro signs a release, in which case he will receive compensation equal to the lesser of the remainder of his agreement or 12 months paid salary.

In the event Mr. Varvaro is terminated as a result of his death or disability he will be entitled to his accrued but unpaid base salary, stock vested through the date of his termination and, notwithstanding any policy of the Company to the contrary, any annual bonus that would be due to him for the fiscal year in which termination pursuant to death or disability took place in an amount no less than the prorated portion of his Maximum Annual Bonus. Mr. Varvaro’s bonus will be either prorated or paid in full to him, or his estate, as the case may be, at the time he would have received such bonus had he remained an employee of the Company.

In the event that Mr. Varvaro is terminated by the Company for “Cause” (as defined in the Amended Varvaro Agreement), he will only be entitled to his accrued but unpaid base salary, and any stock vested through the date of his termination.

In the event that Mr. Varvaro is terminated due to a “Cessation of Business” (as defined in the Amended Varvaro Agreement), Mr. Varvaro will be entitled to a lump sum payment of base salary and an amount equal to the Maximum Annual Bonus, and continuation of health benefits until the last to occur of the term or renewal term of the agreement or 12 months from the date of termination.

In the event the Company terminates Mr. Varvaro’s employment “without Cause,” Mr. Varvaro will be entitled to severance in the form of any stock vested through the date of his termination and continuation of his base salary for a period of eight weeks, or, if Mr. Varvaro enters into a standard separation agreement, Mr. Varvaro will receive continuation of base salary and health benefits, together with applicable fringe benefits as provided to other executive employees until the last to occur of the expiration of the term or renewal term then in effect or 24 months from the date of termination (the “Severance Period”), will receive his Maximum Annual Bonus if the Severance Period is equal to 24 months or a pro rata portion thereof if less, as well as the full vesting of any otherwise unvested stock.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding stock options restricted stock granted to our named executive officers outstanding as of December 31, 2011.

Outstanding Stock Options at 2011 Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Frank L. Jaksch Jr.	300,000		—		—		1.50	12/1/2016
	641,667		58,333	(1)	—		1.50	4/21/2018
	137,500		12,500	(2)	—		1.50	4/21/2018
	64,583		35,417	(3)	—		0.50	5/13/2019
	811,458		726,042	(4)	—		1.70	5/20/2015
	768,750		768,750	(5)	—		1.70	5/20/2015
	39,583		60,417	(6)	—		1.70	5/20/2020
	—		125,000	(7)	—		1.54	5/10/2021
William F. Spengler	270,833	(8)	729,167	(9)	—		1.65	11/15/2020
	—		—		1,000,000	(10)	1.65	11/15/2020
	—		59,932	(11)	—		1.54	5/10/2021
Thomas C. Varvaro	240,000		—		—		1.00	1/19/2014
	10,000		—		—		1.00	1/19/2014
	250,000		—		—		1.50	12/1/2016
	91,667		8,333	(12)	—		1.50	4/21/2018
	48,438		26,562	(13)	—		0.50	5/13/2019
	429,743		384,507	(14)	—		1.545	5/20/2020
	407,125		407,125	(15)	—		1.545	5/20/2020
	29,688		45,312	(16)	—		1.545	5/20/2020
	—		100,000	(17)	—		1.54	5/10/2021

(1)	14,583 of Mr. Jaksch’s options vest on the 21st of every month through April 21, 2012.

(2)	3,125 of Mr. Jaksch’s options vest on the 21st of every month through April 21, 2012.

(3)	2,083 of Mr. Jaksch’s options vest on the 13th of every month through May 13, 2013.

(4)	42,708 of Mr. Jaksch’s options vest on the 20th of every month through May 20, 2013.

(5)
42,708 of Mr. Jaksch’s options vest on the 20th of every month through May 20, 2013. However, in addition, the exercisability of these options is subject to the following restrictions related to the exercises of “Warrant Shares” issued in the 2010 Private Placement: at any time that: (i) less than 25.0% of the Warrant Shares have been exercised, no options may be exercised; (ii) at least 25.0% but less than 49.9% of the Warrant Shares have been exercised, up to 25.0% of the options may be exercised, in aggregate; (iii) at least 50.0% but less than 74.9% of the Warrant Shares have been exercised, up to 50.0% of the options may be exercised, in aggregate; and (iv) at least 75.0% of the Warrant Shares have been exercised, 100.0% of the options may be exercised. As of December 31, 2011, 67.4% of these Warrant Shares have been exercised.

(6)	2,083 of Mr. Jaksch’s options vest on 20th of every month through May 20, 2014.

(7)	31,250 of Mr. Jaksch’s options vest on May 10, 2012 and 2,604 options vest on 10th of every month thereafter through May 10, 2015.

(8)	On February 13, 2012, William Spengler ceased serving in all positions held with the Company; as a result, these options have been forfeited.
(9)
20,833 of Mr. Spengler’s options vest on the last day of every month through November 30, 2014.  On February 13, 2012, William Spengler ceased serving in all positions held with the Company; as a result, these options have been forfeited.

(10)
Mr. Spengler’s options were to vest based on the achievement of certain milestones established by the Company’s Compensation Committee as provided in Mr. Spengler’s Employment Agreement. See the “Employment Agreement with William F. Spengler” above in this section of the Form 10-K.  On February 13, 2012, William Spengler ceased serving in all positions held with the Company; as a result, these options have been forfeited.

(11)
14,983 of Mr. Spengler’s options vest on May 10, 2012 and 1,249 options vest on 10th of every month thereafter through May 10, 2015.  On February 13, 2012, William Spengler ceased serving in all positions held with the Company and these options have been forfeited.

(12)	2,083 of Mr. Varvaro’s options vest on the 21st of every month through April 21, 2012.

(13)	1,563 of Mr. Varvaro’s options vest on the 13th of every month through May 13, 2013.

(14)	22,618 of Mr. Varvaro’s options vest on the 20th of every month through May 20, 2013.
(15)
22,618 of Mr. Varvaro’s options vest on the 20th of every month through May 20, 2013. However, in addition, the exercisability of these options is subject to the following restrictions related to the exercises of “Warrant Shares” issued in the 2010 Private Placement: at any time that: (i) less than 25.0% of the Warrant Shares have been exercised, no options may be exercised; (ii) at least 25.0% but less than 49.9% of the Warrant Shares have been exercised, up to 25.0% of the options may be exercised, in aggregate; (iii) at least 50.0% but less than 74.9% of the Warrant Shares have been exercised, up to 50.0% of the options may be exercised, in aggregate; and (iv) at least 75.0% of the Warrant Shares have been exercised, 100.0% of the options may be exercised.  As of December 31, 2011, 67.4% of these Warrant Shares have been exercised.

(16)	1,563 of Mr. Varvaro’s options vest on 20th of every month through May 20, 2014.
(17)	25,000 of Mr. Varvaro’s options vest on May 10, 2012 and 2,083 options vest on 10th of every month thereafter through May 10, 2015.

Outstanding Restricted Stock at 2011 Fiscal Year-End

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (1)
William F. Spengler	—	—	1,000,000	(2)	$550,000

(1)
The amounts in the column titled “Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested” above reflect the aggregate market value based on the closing market price of the Company’s stock on December 31, 2011.

(2)
On November 17, 2010, William F. Spengler purchased 1,000,000 restricted shares of ChromaDex common stock at a price of the par value, or $0.001 per share. The restricted shares were to vest in full on November 15, 2013, provided that Mr. Spengler was then continuously employed by the Company and the fair market value of the Company’s common stock at any time prior to November 15, 2013 has increased by at least three times.  On February 13, 2012, William Spengler ceased serving in all positions held with the Company; as a result, these restricted shares have been cancelled.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

During the year ended January 1, 2011, we paid unpaid compensation from prior years to Frank L. Jaksch Jr. and Mark Germain in the amount of $1,178,206.  The amounts owed were non-interest bearing.

Review, approval or ratification of transactions with related persons.

On an ongoing basis, the Audit Committee reviews all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under Nasdaq’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of July 20, 2012, there were approximately 92,444,548 shares of our common stock outstanding.   The following table sets forth certain information regarding our common stock, beneficially owned as of July 20, 2012, by each person known to us to beneficially own more than 5% of our common stock, each executive officer and director, and all directors and executive officers as a group.  We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of that date.  Shares issuable upon exercise of options or warrants that are exercisable or convertible within 60 days after July 20, 2012 are included as beneficially owned by the holder.  Beneficial ownership generally includes voting and dispositive power with respect to securities.  Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned.

	Shares of Common Stock Beneficially Owned (2)	Aggregate Percentage Ownership
Name of Beneficial Owner (1)
Dr. Phillip Frost (3)	15,252,937	16.50%
Black Sheep, FLP (4)	6,225,155	6.73%
Directors
Michael H. Brauser (5)	8,273,850	8.60%
Barry Honig (6)	7,701,316	8.33%
Stephen Block (7)	479,625	*
Reid Dabney (8)	409,150	*
Hugh Dunkerley (9)	545,100	*
Mark S. Germain (10)	857,150	*
Glenn L. Halpryn (11)	1,436,428	1.54%
Curtis Lockshin (12)	67,500	*
Frank L. Jaksch Jr. (13)	11,246,445	11.75%
Named Executive Officers
Frank L. Jaksch Jr., Chief Executive Officer & President	(See above)
Thomas C. Varvaro, Chief Financial Officer (14)	2,009,333	2.13%
All directors and executive officers as a group
(9 Directors plus Chief Financial Officer) (15)	33,025,897	31.66%

*	Represents less than 1%.

(1)	Addresses for the beneficial owners listed are: Dr. Phillip Frost, 4400 Biscayne Blvd., Suite 1500, Miami, FL 33137; and Black Sheep, FLP 6 Palm Hill Drive, San Juan Capistrano, CA 92675.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or dispositive power with respect to shares beneficially owned. Unless otherwise specified, reported ownership refers to both voting and dispositive power. Shares of common stock issuable upon the conversion of stock options or the exercise of warrants within the next 60 days are deemed to be converted and beneficially owned by the individual or group identified in the Aggregate Percentage Ownership column.

(3)
Direct ownership of 15,252,937 through Frost Gamma Investments Trust, of which Dr. Phillip Frost has voting and investment power, as the trustee.  Dr. Frost is a stockholder and chairman of the board of Ladenburg Thalmann Financial Services, Inc. (NYSE:LTS), parent company of Ladenburg Thalmann & Co., Triad Advisors, Inc. and Investacorp Inc., each registered broker-dealers.

(4)
Black Sheep, FLP is a family limited partnership the co-general partners of which are Frank L. Jaksch, Jr. and Tricia Jaksch and the sole limited partners of which are Frank L. Jaksch, Jr., Tricia Jaksch and the Jaksch Family Trust.

(5)
Direct ownership of (i) 793,498 shares of common stock and 100,000 immediately exercisable warrants and (ii) through Michael & Betsy Brauser TBE, 1,805,714 shares of common stock and 1,785,714 immediately exercisable warrants; and (ii) Betsy Brauser Third Amended Trust Agreement (beneficially owned by the spouse and disclaimed by Michael Brauser) of 357,142 shares of common stock and 357,142 immediately exercisable warrants. Indirect ownership through (i) Grander Holdings, Inc. 401K profit Sharing Plan (of which Michael Brauser is a trustee) of 314,285 shares of common stock and 314,285 immediately exercisable warrants; (ii) Brauser 2010 GRAT (of which Michael Brauser is a trustee) of 342,857 shares of common stock and 342,857 immediately exercisable warrants; and (iii) BMB Holdings, LLLP (of which Michael Brauser is the Manager of its General Partner) of 846,428 shares of common stock and 846,428 immediately exercisable warrants. Includes 67,500 stock options exercisable within 60 days.

(6)
Direct ownership of 4,504,959 shares of common stock.  Indirect ownership through (i) 230,000 Shares owned by GRQ Consultants, Inc. Defined Benefits Plan for which Mr. Honig is the beneficiary and holds voting and investment power; (ii) 862,786 Shares owned by GRQ Consultants, Inc. 401K of which Mr. Honig is the beneficiary and holds voting and investment power; and (iii) 2,103,571 Shares owned by GRQ Consultants Inc. Roth 401K FBO Renee Honig, for which Mr. Honig’s spouse is the beneficiary and Mr. Honig holds voting and investment power and disclaims beneficial ownership.

(7)	Includes 479,625 stock options exercisable within 60 days.

(8)	Includes 409,150 stock options exercisable within 60 days.

(9)	Includes 545,100 stock options exercisable within 60 days.

(10)
Includes 857,150 stock options exercisable within 60 days. Does not include 2,053,995 shares beneficially owned by Margery Germain, who is Mr. Germain’s wife, as Mr. Germain does not share voting or dispositive control over those shares.

(11)
Indirect ownership through IVC Investors, LLLP (in which Glenn Halpryn has an interest) of 735,714 shares of common stock and 535,714 immediately exercisable warrants. Glenn Halpryn disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. Includes 165,000 stock options exercisable within 60 days.

(12)	Includes 67,500 stock options exercisable within 60 days.

(13)
Includes 1,429,000 shares owned by the Jaksch Family Trust, beneficially owned by Frank L Jaksch Jr. because Mr. Jaksch Jr. has shared voting power for such shares. Includes 6,225,155 shares owned by Black Sheep, FLP beneficially owned by Mr. Jaksch Jr. because he has shared voting power and shared dispositive power for such shares. Includes 339,165 shares directly owned by Mr. Jaksch Jr. Includes 3,253,125 stock options exercisable within 60 days.

(14)	Includes 1,755,833 stock options exercisable within 60 days.
(15)	Includes 4,282,140 immediately exercisable warrants and 7,599,983 stock options exercisable within 60 days.

AUDIT COMMITTEE REPORT

The Audit Committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2011 (our 2011 fiscal year) and the notes thereto. It has discussed with McGladrey, LLP (formerly McGladrey & Pullen, LLP), our independent registered public accounting firm for the 2011 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from McGladrey, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey’s communications by the Audit Committee concerning independence and discussed with McGladrey, LLP its independence from us. Based on such review and discussions, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and be filed with the SEC.

                                Submitted by:

                                The Audit Committee Of
                                The Board of Directors
Reid Dabney (Chairman)
Stephen Block
Glenn L. Halpryn

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

PROPOSAL NO. 2

RATIFICATION OF MCGLADREY, LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

McGladrey, LLP (formerly McGladrey & Pullen, LLP, “McGladrey”) has been engaged by the Audit Committee to act in such capacity for the fiscal year ending December 29, 2012. Although it is not required to do so, the Board of Directors is asking stockholders to ratify the Audit Committee’s selection of McGladrey. If stockholders do not ratify the selection of McGladrey, another independent registered public accounting firm will be considered by the Audit Committee. Even if the selection is ratified by stockholders, the Audit Committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.  Representatives of McGladrey are expected to be available via telephone for, but not present at, the annual meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

During each of the fiscal years in the two year period ended December 31, 2011 and January 1, 2011, McGladrey was the Company’s independent registered public accounting firm.  There were no disagreements between the Company and McGladrey on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey, would have caused McGladrey to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years.  There were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K during either of the Company’s fiscal years ended December 31, 2011 or January 1, 2011.  During the last two fiscal years, the Company did not consult with McGladrey regarding (1) the application of accounting principles to any transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on its financial statements; or (3) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Audit Fees

During each of the two fiscal years ending December 31, 2011 and January 1, 2011, McGladrey was the Company’s independent registered public accounting firm. For each of these years, McGladrey, LLP and RSM McGladrey, Inc. performed the following professional services:

Description	2011	2010
Audit Fees (1)	$200,000	$123,000
Audit-Related Fees (2)	$23,400	$20,000
Tax Fees (3)	$45,200	$14,400
All Other Fees	$—	$—

(1)	Audit fees consist of fees for the audit of the Company’s financial statements included in its Annual Report and review of financial statements included in the Company’s quarterly reports.

(2)	Audit-related fees include costs incurred for reviews of registration statements and consultations on various accounting matters in support of the Company’s financial statements.

(3)	Tax fees consist of fees for tax compliance matters.

Policy for Pre-Approval of Independent Auditor Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the specific service or category of service and is generally subject to a specific budget. The independent auditor and management are required to periodically communicate to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF MCGLADREY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 29, 2012.

PROPOSAL NO. 3:

ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act entitle our shareholders to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the SEC’s rules.

As described in detail in this proxy statement under the headings “Executive Compensation” and “Compensation Discussion and Analysis,” our executive compensation programs are designed to (1) motivate and retain executive officers, (2) reward the achievement of short-term and long-term performance goals, (3) establish an appropriate relationship between executive pay and short-term and long-term performance and (4) align executive officers’ interests with those of the Company’s stockholders.  Under these programs, our executive officers are rewarded for the achievement of specific financial operating goals established by the Compensation Committee and the realization of increased stockholder value. Please read the referenced sections for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our Named Executive Officers.

The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation as disclosed in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 4:

ADVISORY VOTE ON THE FREQUENCY
OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
In addition to the advisory approval of our executive compensation program, we are also holding a non-binding advisory vote by shareholders on the frequency with which shareholders would have an opportunity to hold an advisory vote on our executive compensation program.  We have included this proposal among the items to be considered at the Annual Meeting pursuant to the requirements of Section 14A of the Exchange Act.  We are providing shareholders the option of selecting a frequency of one, two or three years, or abstaining.  For the reasons described below, we recommend that our shareholders select a frequency of two years.

While our executive compensation program is designed to support long-term value creation, in recent years we have conducted in-depth reviews of our executive compensation with outside consultants every two years.  Accordingly, a vote every two years will coincide with this more detailed review and an every two-year vote will allow for the highest level of accountability and direct communication between the Company and its shareholders.  We therefore recommend that our shareholders select “Two Years” when voting on the frequency of advisory votes on executive compensation.  Although the advisory vote is non-binding, our Board will review the results of the vote and take them into account in making a determination concerning the frequency of future advisory votes on executive compensation.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency of the advisory vote on executive compensation that has been selected by shareholders.  However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR A TWO-YEAR FREQUENCY FOR HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers, directors and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of such reports. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements for our executive officers, directors and 10% stockholders were met during the year ended December 31, 2011.

Expenses of Proxy Solicitation

Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies, and we will reimburse such brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock. Our directors, officers and employees may solicit proxies by telephone or in person (but will receive no additional compensation for such solicitation). We will bear the expense of this proxy solicitation.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2011 accompanies this notice of annual meeting and proxy statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.  Additional copies of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, will be provided, without charge, upon the written request of any stockholder. This request should be directed to ChromaDex Corporation, 10005 Muirlands Blvd., Suite G, Irvine, California 92618; Attn: Chief Financial Officer. Our latest quarterly report on Form 10-Q is available from our Chief Financial Officer at the foregoing address.  Our Annual Report on Form 10-K and our other periodic filings are available on the SEC’s website at www.sec.gov as well as through our Company’s website at www.chromadex.com under “Investor Relations, SEC Filings.”

Stockholder Proposals

In accordance with SEC rules, if a stockholder wishes to have a proposal printed in the proxy statement to be used in connection with our next annual meeting of stockholders, such proposal must be received by Thomas C. Varvaro, Secretary, at the address above prior to December 12, 2012 in order to be included in our proxy statement and form of proxy relating to that meeting.

Under Rule 14a-4 promulgated under the Exchange Act, if a proponent of a proposal that is not intended to be included in the proxy statement fails to notify us of such proposal at least 45 days prior to the anniversary of the mailing date of the preceding year’s proxy statement, then we will be allowed to use our discretionary voting authority under proxies solicited by us when the proposal is raised at such annual meeting of stockholders, without any discussion of the matter in the proxy statement. We were not notified of any stockholder proposals to be addressed at our Annual Meeting, and will therefore be allowed to use our discretionary voting authority if any stockholder proposals are raised at the Annual Meeting.

In addition, our Bylaws contain an advance notice provision that requires that all business proposed by a shareholder that will be conducted or considered at a meeting must meet notice requirements. Our Bylaws require that, for business to be properly brought before an annual meeting by a stockholder, we must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or, if less than 70 days’ notice or other public disclosure of the date of the annual meeting is given, not later than 10 days after the earlier of the date notice was mailed or public disclosure of the date was made). The notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting, (b) the stockholder’s name and address, (c) the number of shares beneficially owned by such stockholder as of the date of the stockholder’s notice, and (d) any financial interest of such stockholder in the proposal. Similar information is required with respect to any other stockholder, known by the stockholder giving notice, supporting the proposal. Any proposals we do not receive in accordance with the above standards may not be presented at the 2013 Annual Meeting of stockholders.

If the proposal includes the nomination of a person to become a director, the nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in our Bylaws. In addition, the notice of nomination must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be considered independent under Rule 10A-3 under the Exchange Act, or, alternatively, a statement that the recommended candidate would not be independent. A nomination which does not comply with the above requirements will not be considered.

Other Business

The Board knows of no other matters that are likely to come before the meeting. If any such matters should properly come before the meeting, however, it is intended that the persons named in the accompanying form of proxy will vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors,

Thomas C. Varvaro
Chief Financial Officer and Secretary

July 27, 2012

CHROMADEX CORPORATION
REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of ChromaDex Corporation (the “Company”) hereby revokes all previously granted proxies and appoints each of Michael H. Brauser and Thomas C. Varvaro as their attorneys, agents and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as the undersigned has designated, all the shares of common stock of the undersigned at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at the offices of ChromaDex Corporation, 10005 Muirlands Boulevard, Suite G, Irvine, CA 92618, at 11:00 a.m., local time on August 28, 2012, and at any and all postponements or adjournments thereof.

1.	Election of Directors

☐ FOR ALL	☐ FOR ALL EXCEPT*[ ]	☐ WITHHOLD AUTHORITY FOR ALL

01	Michael H. Brauser	02	Barry Honig	03	Frank L. Jaksch, Jr.	04	Glenn L. Halpryn
05	Stephen Block	06	Reid Dabney	07	Hugh Dunkerley	08	Mark S. Germain
09	Curtis A. Lockshin

NOTE: To withhold authority to vote for any individual, mark the FOR ALL EXCEPT box and enter the number next to the name(s) of the exceptions in the space provided. Unless authority to vote for all the foregoing individuals is withheld, this proxy will be deemed to confer authority to vote for every individual whose number is not so listed.

2.	Ratification of McGladrey As Independent Registered Public Accounting Firm

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Frequency of Holding an Advisory Vote on Executive Compensation.

☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

     5.     In accordance with the discretion of the proxy as to all other business as may come before the meeting. If any other matter is presented, your proxies will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. The Board of Directors at present knows of no other business to be presented at the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS.

This Proxy revokes any proxy to vote such shares at the Annual Meeting heretofore given by the undersigned. Please sign and date below.

The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done because of this proxy, and hereby revokes any and all proxies the undersigned has given before to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement which accompanies the notice.

DATED: __________, 2012	(Name)

(Signature)

(Signature, if held jointly)

Sign exactly as name(s) appear(s) on stock certificate(s). If stock is held jointly, each holder must sign. If signing is by attorney, executor, administrator, trustee or guardian, give full title as such. A corporation or partnership must sign by an authorized officer or general partner, respectively.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED TO LAUREL HILL ADVISORY GROUP, LLC C/O SYLVIA HERMINA AT 100 WALL STREET, 22ND FLOOR, NEW YORK, NY 10005.

You may also submit your proxy facsimile to (917) 338-3182 or electronically on the Internet by going to https://www.shareholderaccountingsoftware.com/tspweb/island/pxsignon.asp.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on August 28, 2012. The proxy statement and annual report to security holders are available at http://investors.chromadex.com